Issuer Name: Lithium Exploration Group Inc.
Client Name: Alex Walsh
Symbol: LEXG
Start Date: February 27, 2013
End Date: May 27, 2013

Rule 10b5-1 Sales Plan, Client Representations, and Sales Instructions

     I, Alex Walsh, as of the date below, establish this Sales Plan (“Plan”) in order to sell shares of the common stock (“Shares”) of Lithium Exploration Group Inc. (“Issuer”) pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). I request that Merrimac Corporate Securities, Inc. (“Merrimac”) execute the Plan as follows:

     1. Sales Instructions for Sales/Exercise and Sale of Employee Stock Options

     1.1 For securities other than stock options, you are authorized to execute transactions in accordance with the attached SEC Rule 10b5-1 Sales Instruction and Notice Provision –Annex (“Sales Instruction”) with respect to the security type “Shares”.

     1.2 For employee stock options, you are authorized to exercise my options and sell the underlying Shares in accordance with the Sales Instruction with respect to the security type “ESOP”.

For purposes of this Section 1.2:

1.	Merrimac will not exercise any stock option unless its exercise price is less than the market price of the underlying Shares.

2.

To the extent that the exercise price and any withholding tax relating to the exercise of a stock option and sale of the underlying Shares under this plan are to be paid from the proceeds of such exercise and sale, Merrimac will deduct from the proceeds of each stock option exercised and the underlying Shares sold the sum of the exercise price and any withholding tax. The resulting amount will be then remitted to the Issuer.

3.

After remitting payment to the Issuer for the applicable exercise price and withholding tax pursuant to 1.2.2, supra, any commissions and/or fees due and payable to Merrimac shall be deducted from the proceeds of such exercise and sale and paid to Merrimac.

4.	Check which of the following apply:

	[ ]	The Issuer of the Shares has executed a servicing agreement with Merrimac for stock option services for the Issuer and its optionees.

	[X]	The Issuer of the Shares has not executed a servicing agreement with Merrimac for stock option services for the Issuer and its optionees and therefore I hereby agree to and authorize the following:

     In connection with the exercise of my employee stock options under the Plan I authorize and instruct the Issuer to register or cause its agent(s) to register, the Shares to be issued upon the exercise of my stock option(s) in the name of Merrimac (or its designated nominee), which is my agent and nominee (or in the event that is not permissible, in my name).

     I also authorize and instruct the Issuer to deliver, or cause its agent(s) to deliver within three business days, the Shares issued pursuant to the stock option exercise to Merrimac in exchange for funds from Merrimac representing the exercise price (plus any applicable taxes).

     I cannot revoke or rescind this authorization and instruction under any circumstance while the Plan is in effect. I hereby grant a security interest to Merrimac in the Shares to be issued pursuant to the exercise of my employee stock option(s). This security interest will not terminate even if the securities are delivered to me contrary to these instructions.

     If I am selling all or some of the Shares to be issued pursuant to the exercise of my employee stock option, I agree that I am responsible for any and all dividends, rights or payments of any kind that are or may become payable to any purchaser of the Shares prior to the registration of the Shares in the name of Merrimac and, if I am holding all or some of these Shares, I agree that I shall not be entitled to such dividends, rights or payments prior to the issuance of the Shares. I agree to pay or deliver to Merrimac upon demand, any and all funds, securities, dividends or distributions due to it, if, for any reason, the Shares to be issued pursuant to the exercise of my employee stock option are not promptly delivered to Merrimac.

2. Execution, Average Pricing and Pro Rata Allocation of Sales

     I agree and acknowledge that:

     2.1 If my order to sell Shares pursuant to the Plan, whether market or limit, is handled by a Merrimac trading desk, my order shall be handled as “not held”. A “not held” or “working order” permits a Merrimac trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order. This provision shall only apply to orders handled by a Merrimac trading desk.

     2.2 Merrimac may execute my order: (a) in a single transaction or multiple transactions during the course of the trading day, or (b) it may aggregate my order with other orders for other sellers of the Issuer’s securities that may or may not have been accepted pursuant to a Rule 10b5-1 sales plan, execute them as a block or in multiple smaller transactions, and allocate an average price to each seller.

     2.3 When orders are aggregated, Merrimac shall allocate the proceeds of shares sold pro rata among the sellers, based on the ratio of (x) the shares to be sold and (y) the sum of the proceeds of all shares sold, and Merrimac will provide each seller an “average price confirmation” that identifies the amount of securities sold for the applicable seller together with an average price for sales.

3. Stock Splits/Reincorporation/Reorganizations

     3.1 In the event of a stock split or reverse stock split, the quantity and price at which the Shares are to be sold will be adjusted proportionately.

     3.2 In the event of a stock dividend or spin-off, the quantity and price at which the Shares are to be sold will be adjusted as instructed by the Issuer. Any adjustment shall only become effective upon receipt by Merrimac of written notice from Issuer as to the occurrence of the dividend or spin-off, as well as specific instructions as to the adjustment to the quantity and price at which Shares are to be sold.

     3.3 In the event of a reincorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares of the Issuer for the Shares subject to the Plan, then the new shares will automatically replace the Shares originally specified in the Plan.

4. Account Credit

     In the event any scheduled sale of Shares or exercise of stock options and sale of the underlying Shares is not executed as provided for in Section 1 (or Section 7, if applicable) of the Plan, upon Merrimac’s knowledge of such event, Merrimac shall exercise stock options (if applicable) and sell Shares that should have been sold as soon as reasonably practicable, and will credit my account as if such sale had been executed as instructed in Section 1 (or Section 7, if applicable).

5. Compliance with Rule 144 and Rule 145

     5.1 I understand and agree that if I am an affiliate or control person for purposes of Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), or if the Shares subject to the Plan are restricted securities subject to limitations under Rule 144 or eligible for resale under Rule 145, then all sales of Shares under the Plan will be made in accordance with the applicable provisions of Rule 144.

     5.2 I request and authorize Merrimac to complete and file on my behalf any Forms 144 (pre-signed by me) necessary to effect sales under the Plan.

     5.3 If appropriate, I understand and agree that, upon my prompt signature and delivery to Merrimac of Form 144, Merrimac will either: (a) make one Form 144 filing at the beginning of each three-month period commencing with the date of the first sale made in connection with the Plan or (b) file Form 144 for each sale made in connection with the Plan.

     5.4 A Form 144 shall be filed for all applicable sales pursuant to this Plan and shall indicate that the sales are made pursuant to this Plan.

     5.5 Merrimac will conduct sales pursuant to Rule 144 or Rule 145 if appropriate, including applying Rule 144 volume limitations as if the sales under the Plan were the only sales subject to the volume limitations.

     5.6 I agree not to take any action or to cause any other person or entity to take any action that would require me to aggregate sales of Shares pursuant to Rule 144; and not to take any action that would cause the sales of Shares under the Plan not to comply with Rule 144 or Rule 145.

6. Representations, Warranties and Covenants

     In consideration of Merrimac accepting orders to sell securities under this Plan, I make the following representations, warranties and covenants:

     6.1 I have established the Plan in good faith, in compliance with the requirements of Rule 10b5-1, and at a time when I was not aware of material nonpublic information about the Shares or the Issuer.

     6.2 I have consulted with legal counsel and other advisors in connection with my decision to enter into the Plan and have confirmed that the Plan meets the criteria set forth in Rule 10b5-1. I have not received or relied on any representations by Merrimac regarding the Plan’s compliance with Rule 10b5-1.

     6.3 I have provided, or caused the Issuer to provide, Merrimac with a certificate completed by the Issuer, substantially in the form of Annex A hereto (“Issuer Certificate”).

     6.4 I own all Shares that are subject to the Plan free and clear of liens or encumbrances of any kind, and/or I will own all such Shares free and clear of liens or encumbrances of any kind at the time of their Sale as provided for in this Plan. I will own any Shares acquired under employee stock options exercised pursuant to the Plan free and clear of liens or encumbrances, except for any liens or encumbrances in favor of Merrimac. There are no restrictions imposed on me, the Shares or the Issuer that would prevent Merrimac or me from complying with the Plan.

     6.5 While the Plan is in effect, except as provided in the Plan, I will not engage in offsetting or hedging transactions in violation of Rule10b5-1; and I will notify Merrimac in advance of any sales or purchases of, or derivative transactions on, any of the Issuer’s securities initiated by me.

     6.6 While the Plan is in effect, I will not disclose to any employee of Merrimac, including my Private Wealth Advisor or Financial Advisor, any material nonpublic information concerning the Shares or the Issuer.

     6.7 While the Plan is in effect, I will not attempt to exercise any influence over how, when or whether to effect sales of Shares.

     6.8 The Plan does not violate the Issuer’s insider trading policies.

     6.9 I agree to make or cause to be made all filings required under the Securities Act and/or the Exchange Act, including under Rule 144 and pursuant to Section 13 and Section 16 of the Exchange Act, and any other filings necessary.

     6.10 As to delivery requirements:

1.

For securities other than stock options, prior to the date of execution of any sales specified under the Plan, I agree to have delivered into the custody of Merrimac the total amount of the Shares that may be sold pursuant to the Plan, together with all transfer documents and other authorizations required for Merrimac to effect settlement of sales of such Shares on my behalf.

2.

For employee stock options, the number of options granted to me by the Issuer that are vested, exercisable and registered is equal to or greater than the number of options to be exercised and the underlying Shares to be sold under the Plan. I agree to provide to Merrimac all necessary documentation, properly executed, to effect the timely exercise of the stock options and the subsequent sale and settlement of the Shares.

3.	I agree that Merrimac’s obligation to execute sales under the Plan is conditioned on the satisfaction of the foregoing delivery requirements.

     6.11 I agree to inform Merrimac as soon as possible of any of the following:

1.

any subsequent restrictions imposed on me due to changes in the securities (or other) laws or of any contractual restrictions imposed on the Issuer that would prevent Merrimac or me from complying with the Plan, and

2.	the occurrence of any event as set forth in the Plan that would cause the Plan to be suspended or terminated under Section 7 or Section 8 of the Plan, respectively.

7. Suspension

7.1 Sales pursuant to Section 1 above shall be suspended where:

1.	trading of the Shares on the principal exchange or market on which the Shares are traded (“Exchange”) is suspended for any reason;

2.	there is insufficient demand for any or all of the Shares at or above the specified price (e.g., the specified price met but all Shares could not be sold at or above the specified price);

3.	Merrimac, in its sole discretion, determines that there is a legal, regulatory or contractual reason why it cannot effect a sale of Shares;

4.

Merrimac is notified in writing by the Issuer that a sale of Shares should not be effected due to legal, regulatory or contractual restrictions applicable to the Issuer or to me (including without limitation, Regulation M);

5.

Merrimac is notified in writing by the Issuer that (i) in the case of Shares being sold pursuant to a registration statement filed under the Securities Act, the registration statement has terminated, been suspended, expired or is otherwise unavailable; or (ii) a public announcement of a public offering of securities by the Issuer has been made.

     7.2 Merrimac will resume sales in accordance with the Plan as promptly as practicable after (a) Merrimac receives notice in writing from the Issuer that it may resume sales in accordance with Section 1 of the Plan in the case of the occurrence of an Event described in 7.1.4 or 7.1.5 above or (b) Merrimac determines, in its sole discretion, that it may resume sales in accordance with the Plan in the case of the occurrence of an Event described in 7.1.1, 7.1.2 or 7.1.3 above.

     7.3 Shares allocated under the Plan for sale during a period that has elapsed due to a suspension under this Section will be carried forward to be sold with the next amount of shares to be sold in accordance with Section 1 of the Plan. In the event Section 1 of the Plan provides for an amount of Shares to be sold during a given period pursuant to a limit order, Shares that would otherwise be permitted to be sold during that period, shall, upon lapse of the suspension, nonetheless be carried forward to be sold with the next amount of Shares to be sold in accordance with Section 1 of the Plan.

     7.4 Merrimac is released from all liability in connection with any suspension of sales, including, but not limited to, liability for the expiration of stock options or loss of market value.

8. Termination

     The Plan shall terminate on the earliest to occur of the following:

     8.1 the termination date listed in the Sales Instruction;

     8.2 the completion of all sales contemplated in Section 1 of the Plan;

     8.3 my or Merrimac’s reasonable determination that: (a) the Plan does not comply with Rule 10b5-1 or other applicable securities laws; (b) I have not complied with the Plan, Rule 10b5-1 or other applicable securities laws; or (c) I have made misstatements in my representations or warranties in Section 6, above;

     8.4 receipt by Merrimac of written notice from the Issuer or me of: (a) the filing of a bankruptcy petition by the Issuer; (b) the closing of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or (c) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part);

     8.5 receipt by Merrimac of written notice of my death or legal incapacity; or

     8.6 receipt by Merrimac of written notice of termination from me.

9. Indemnification

     9.1 I agree to indemnify and hold harmless Merrimac and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities, including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim, arising out of or attributable to Merrimac’s actions taken in compliance with the Plan, any breach by me of the Plan, or any violation by me of applicable federal or state laws or regulations. This indemnification shall survive termination of the Plan.

     9.2 Merrimac agrees to indemnify and hold me harmless from and against all claims, losses, damages and liabilities including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, arising out of or attributable to Merrimac’s gross negligence or willful misconduct in connection with the Plan.

10. Modification and Amendment

     The Plan, including the Sales Instruction, may be modified or amended only upon (a) the written agreement of me and Merrimac; (b) the receipt by Merrimac of written confirmation signed by me to the effect that the representations, warranties and covenants contained in Section 6 above, are true as of the date of such written confirmation; and (c) the receipt by Merrimac of a new Issuer Certificate or written confirmation signed by the Issuer that the representations, warranties and covenants contained in the original Issuer Certificate are true as of the date of such written confirmation.

11. Counterparts

     The Plan may be signed in counterparts, each of which will be an original.

12. Entire Agreement

     The Plan, including the representations, warranties and covenants in Section 6, constitutes the entire agreement between me and Merrimac regarding the Plan and supersedes any prior agreements or understandings regarding the Plan.

13. Governing Law

     This Plan will be governed by and construed in accordance with the laws of the State of Arizona.

14. Officer & Director Equity Service

     If seller is subject to the reporting requirements of Section 16 of the Exchange Act, complete the following to have transaction information for open market transactions under the Plan forwarded to a designated third party.

     14.1 I authorize Merrimac to transmit transaction information via facsimile and/or email regarding open market transactions under the Plan to:

Name: Alex Walsh
Title: CEO
Organization: Lithium Exploration Group Inc.
Fax:480-641-4794
Tel:480-641-4790
e-mail: aw@lithiumexplorationgroup.com

     14.2 I understand that reasonable efforts will be made to transmit transaction information for open market transactions under the Plan (purchase or sale) by the close of business on the day of the purchase or sale, but no later than the close of business on the first trading day following the purchase or sale.

     14.3 I acknowledge that Merrimac (a) has no obligation to confirm receipt of any email or faxed information by the designated contact and (b) has no responsibility or liability for filing a Form 4 with the SEC or for compliance with Section 16 of the Exchange Act.

     14.4 If any of the above contact information changes, or I would like to terminate this authorization, I will promptly notify Merrimac in writing. I further authorize Merrimac to transmit transaction information to a third party service provider who will make the information available to my designated representative(s) listed above.

15. Notices

     All notices given by the parties under the Plan will be as set forth in the Sales Instruction.

By:	/s/ Alex Walsh
Name:	Alex Walsh

Date:	2.26.13

Merrimac Corporate Securities Inc.

Acknowledged and Agreed this 4 day of
March, 2013

By:	/s/ R. L. Barnett
Name:	R. L. Barnett

Title:	President

Sales Instruction and Notice Provision –Annex

SPECIFIC INSTRUCTIONS

1. Merrimac shall enter a Sell Order for a specified Sale Amount (as defined below) for the account of Seller on each specified Sale Day (as defined below) at the specified Sale Price (as defined below), subject to the following restrictions:

In no event shall Merrimac sell any Shares pursuant to the Plan prior to February 27, 2013 ("Effective Date").

2. A "Sale Day" shall be any Trading Day from February 27, 2013 to May 27, 2013 ("Plan Sales Period") that the limit price specified below is met. Merrimac shall enter the order before the opening on the first Trading Day of the month.

3. Merrimac is limited to not trading more than 10% of the daily volume on any Trading Day during the plan.

4. The Sale Price shall be a limit price, such that sales should only be effected if the market price on the Sale Day is greater than or equal to thirty cents $.20 per share.

5. If a limit order is entered pursuant to this Trading Plan it will be entered as a GTC order (good until cancelled), provided, however, that no GTC orders will last beyond the close of the last Trading Day of the calendar month during which the order was entered, at which time any GTC order that has not been filled will be cancelled.

6. The Sale Amount and the Sale Price shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to Issuer that occurs while the Trading Plan is in effect.

7. The term "Stock" as used in the Trading Plan shall include any class or series of common stock of Issuer into which the Stock shall be converted whether pursuant to a reclassification, reorganization, reincorporation or similar event.

8. A "Trading Day" is any day during the Plan Sales Period that the Primary Exchange (the "Principal U.S.

Market") is open for business and the Stock trades regular way on the principal U.S. market; provided, however, that a "Trading Day" shall mean only that day's regular trading session of the Principal U.S. Market and shall not include any extended-hours or after-hours trading sessions that the Principal U.S. Market may allow.

9. Merrimac may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.

10. Merrimac may, in its sole discretion, elect to act as principal in executing sales under the Trading Plan.